Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-203390, 333-219442, 333-227464, and 333-291580) of ASML Holding N.V. of our report dated February 25, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Accountants N.V.
Eindhoven, The Netherlands.
February 25, 2026